Exhibit 99.2

April 22, 2008

Consent of Deutsche Bank Securities Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated March 30, 2008, to the Board of Directors of Ansoft Corporation as Appendix C to the Joint Proxy Statement / Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement / Prospectus under the captions entitled “SUMMARY — Fairness Opinion of Deutsche Bank”, “THE MERGERS — Background of the Mergers”, “THE MERGERS — Ansoft’s Reasons for the Mergers” and “THE MERGERS — Opinion of Ansoft’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

DEUTSCHE BANK SECURITIES INC.

By    /s/ Thomas Cho

Thomas Cho

Managing Director